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                     May 26, 2020

       Eldee Tang
       Chief Executive Officer
       Noble Vici Group, Inc.
       1 Raffles Place #33-02
       One Raffles Place Tower One
       Singapore 048616

                                                        Re: Noble Vici Group,
Inc.
                                                            Form 10-K for
Fiscal Year Ended March 31, 2019
                                                            Filed July 15, 2019
                                                            File No. 000-54761

       Dear Mr. Tang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services